UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2019

Argo Group International Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Argo House 110 Pitts Bay Road Pembroke HM 08 Bermuda	P.O. Box HM 1282 Hamilton HM FX Bermuda
(Address, Including Zip Code, of Principal Executive Offices)	(Mailing Address)

Registrant’s telephone number, including area code: (441) 296-5858

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    On January 1, 2019, Argo Group US, Inc. (the “Company”), a subsidiary of Argo Group International Holdings, Ltd., executed an Executive Employment Agreement (the “Agreement”) with Kevin J. Rehnberg, the Company’s President, Group Chief Administrative Officer and Head of Americas, that terminates on December 31, 2022. The Agreement replaces and supersedes the employment agreement previously entered into between the Company and Mr. Rehnberg. The Agreement provides that Mr. Rehnberg will receive an annualized base salary of $750,000 less applicable withholdings and deductions (the “Base Salary”). The Company will review the Base Salary annually and may increase (but not decrease) the Base Salary. Mr. Rehnberg also may be eligible to earn annual incentive awards in the sole discretion of the Company with an annual target participation rate of $863,000 and long-term incentive awards with an annual target participation rate of $1,000,000.

In the event that the Company terminates Mr. Rehnberg for Cause (as defined in the Agreement) or if Mr. Rehnberg elects to terminate his employment with the Company, he will receive his Base Salary, certain expense reimbursements and any benefits accrued (collectively, the “Accrued Benefits”), in each case to the extent accrued as of the date of termination, and he will not be entitled to any other benefits except as required by law.

In the event that the Company terminates Mr. Rehnberg without Cause, Mr. Rehnberg will receive the Accrued Benefits, any earned but unpaid annual cash incentive award for the year immediately preceding termination, and any target annual cash incentive award for the year of such termination (pro rated for such year through the date of termination), and all unvested equity awards will remain in force as if no termination had occurred; provided that (i) any performance-based equity awards will vest based on actual performance through the end of the applicable performance period, (ii) unvested options will remain exercisable for 90 days following the last vesting date, but not beyond the original term and (iii) any such termination within 2 years after a Change of Control (as defined in the Agreement) will result in all unvested equity awards fully vesting. In addition, Mr. Rehnberg will be entitled to receive a payment equal to the sum of his Base Salary and target annual cash incentive award in the year of termination (or, if no target has been set, the target amount for the prior year), or two times such amount if a Change in Control has then occurred or is reasonably expected to occur. In addition, Mr. Rehnberg shall also be eligible for continuation of health benefits at the active rate for up to 18 months or, if earlier, until he obtains reasonably equivalent coverage. The Agreement also provides for payments upon termination under the Agreement to be reduced, to the extent doing so would not reduce Mr. Rehnberg’s aggregate (after tax) payments and benefits under the Agreement, so that no portion of such payments will be subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.

The Agreement contains certain confidentiality provisions and prohibits Mr. Rehnberg from competing with the Company or its affiliates, or soliciting its customers or employees for the one-year period following his termination.

A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the terms and conditions of the Agreement is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Executive Employment Agreement, effective as of January 1, 2019, between Argo Group US, Inc. and Kevin J. Rehnberg

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

	By:	/s/ Jay S. Bullock
Dated: January 4, 2019		Name:	Jay S. Bullock
		Title:	Executive Vice President and Chief Financial Officer